Exhibit 99.1

Towerstream Reports First Quarter 2015 Results

MIDDLETOWN, R.I., May 11, 2015 – Towerstream Corporation (NASDAQ: TWER) (the “Company”), a Fixed Wireless Fiber Alternative provider, announced results for the first quarter ended March 31, 2015.

First Quarter Operating Highlights

HetNets Tower Corporation Subsidiary

●	Revenues for the three months ended March 31, 2015 were $0.8 million compared to $0.7 million for the three months ended March 31, 2014 representing an increase of $0.1 million, or 6%.
●	Number of Shared Wireless Infrastructure locations increased by 6% during the twelve months ended March 31, 2015.
●	Number of Access Points leased by major cable company increased by 25% during the twelve months ended March 31, 2015.

Towerstream Corporation

●	Number of buildings lit with Cogent-like service of 100 Megabytes of bandwidth for $699 more than doubled in the first quarter of 2015 compared to all of 2014.
●	ARPU increased to $773 at March 31, 2015 compared to $758 at March 31, 2014 representing an increase of $15, or 2%.
●	Customer churn for the three months ended March 31, 2015 totaled 1.85% compared to 2.33% for the three months ended March 31, 2014.
●	Executed a wholesale agreement with a CLEC (Competitive Local Exchange Carrier).

Management Comments

“With the completion of recent spectrum auctions, carriers are now focused on utilizing small cell architectures and the densification of their networks, which is driving increased demand for our rooftop locations,” said Jeffrey Thompson, President and Chief Executive Officer.  “We are also excited to see Google enter the WiFi cellular model as it will likely spur demand for our network.  Moreover, the addition of LTE-Unlicensed is increasing the value of our beach front rooftops.”

"Our On Net program offering of 100 megabytes of bandwidth for $699 per month continues to gain traction as evidenced by the strong growth in lit buildings and customers," noted Joseph Hernon, Chief Financial Officer. "Our new sales center location in Southern Florida is open and staffed, and we expect that a higher base of experienced account executives will drive growth in the Fixed Wireless segment over the course of the year."

Selected Financial Data and Key Operating Metrics

(All dollars are in thousands except ARPU)

	(Unaudited)
	Three Months Ended
	3/31/2015	12/31/2014	3/31/2014

Revenues	$7,960	$8,090	$8,380
Gross margin
Consolidated	20%	21%	30%
Fixed wireless	62%	63%	67%
Capital expenditures
Fixed wireless	$1,434	$1,524	$1,486
Shared wireless infrastructure	119	202	938
Corporate	121	43	113
Churn rate (1)	1.85%	1.65%	2.33%
ARPU (1)	$773	$772	$758
ARPU of new customers (1)	628	639	636
Cash and cash equivalents	32,267	38,028	21,206

(1)	See Non-GAAP Measures below for the definitions of Churn, ARPU and ARPU of new customers.

Consolidated Statements of Operations (Unaudited)

(All dollars are in thousands except per share amounts)

	Three Months Ended March 31,
	2015	2014

Revenues	$7,960	$8,380

Operating Expenses
Cost of revenues	6,400	5,856
Depreciation and amortization	3,380	3,695
Customer support	1,241	1,176
Sales and marketing	1,329	1,422
General and administrative	2,869	2,678
Total Operating Expenses	15,219	14,827
Operating Loss	(7,259)	(6,447)
Other Income/(Expense)
Interest expense, net	(1,664)	(63)
Total Other Income/(Expense)	(1,664)	(63)
Net Loss	$(8,923)	$(6,510)

Net loss per common share – basic and diluted	$(0.13)	$(0.10)
Weighted average common shares outstanding – basic and diluted	67,857	66,439

Statements of Operations - Segment Basis (Unaudited)

	Three Months Ended March 31, 2015
	Fixed Wireless	Shared Wireless Infrastructure	Corporate	Eliminations	Total

Revenues	$7,217	$788	$-	$(45)	$7,960

Operating Expenses
Cost of revenues	2,722	3,706	17	(45)	6,400
Depreciation and amortization	2,127	1,032	221	-	3,380
Customer support	326	160	755	-	1,241
Sales and marketing	1,210	44	75	-	1,329
General and administrative	120	108	2,641	-	2,869
Total Operating Expenses	6,505	5,050	3,709	(45)	15,219

Operating Income (Loss)	$712	$(4,262)	$(3,709)	$-	$(7,259)
Non-recurring expenses, primarily acquisition related	-	-	236	-	236
Non-cash expenses (a)	2,238	1,081	429	-	3,748
Adjusted EBITDA (b)	2,950	(3,181)	(3,044)	-	(3,275)
Less: Capital expenditures	1,434	119	121	-	1,674
Net Cash Flow (b)	$1,516	$(3,300)	$(3,165)	$-	$(4,949)

	Three Months Ended March 31, 2014
	Fixed Wireless	Shared Wireless Infrastructure	Corporate	Eliminations	Total

Revenues	$7,686	$740	$-	$(46)	$8,380

Operating Expenses
Cost of revenues	2,499	3,389	14	(46)	5,856
Depreciation and amortization	2,538	940	217	-	3,695
Customer support	273	176	727	-	1,176
Sales and marketing	1,263	77	82	-	1,422
General and administrative	108	147	2,423	-	2,678
Total Operating Expenses	6,681	4,729	3,463	(46)	14,827

Operating Income (Loss)	$1,005	$(3,989)	$(3,463)	$-	$(6,447)
Non-cash expenses (a)	2,612	1,014	500	-	4,126
Adjusted EBITDA (b)	3,617	(2,975)	(2,963)	-	(2,321)
Less: Capital expenditures	1,486	938	113	-	2,537
Net Cash Flow (b)	$2,131	$(3,913)	$(3,076)	$-	$(4,858)

(a) Includes depreciation and amortization, stock-based compensation, deferred rent expense and loss on nonmonetary transactions.

(b) See Non-GAAP Measures below for a definition and reconciliation of (i) Adjusted EBITDA to Net Loss and (ii) Net Cash Flow to Net Cash Used in Operating Activities.

The Company has two reportable segments. The Fixed Wireless segment provides fixed wireless broadband services to commercial customers and delivers access over a wireless network transmitting over both regulated and unregulated radio spectrum. The Shared Wireless Infrastructure segment offers a range of rental options on street level rooftops related to (i) the installation of customer owned Small Cells, (ii) Wi-Fi access and the offloading of mobile data, and (iii) backhaul, power and other related telecommunications.

The Corporate group includes corporate overhead and centralized activities which support our overall operations. Corporate overhead includes administrative personnel, including executive management, and other support functions such as information technology and facilities. Centralized operations include network operations, customer care, and the management of network assets. Corporate costs are not allocated to the segments because such costs are managed on a centralized basis. Management also believes that not allocating these centralized costs provides a better reflection of the direct operating performance of each segment.

 Summary Condensed Balance Sheets

(All dollars are in thousands)

	(Unaudited) March 31, 2015	(Audited) December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$32,267	$38,028
Other	2,529	2,237
Total Current Assets	34,796	40,265

Property and equipment, net	32,298	33,905

Other assets	7,673	8,152

Total Assets	74,767	82,322

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	3,470	2,910
Deferred revenues and other	2,270	2,288
Total Current Liabilities	5,740	5,198

Long-Term Liabilities
Long-term debt	32,761	32,101
Other	3,004	3,061
Total Long-Term Liabilities	35,765	35,162

Total Liabilities	41,505	40,360

Stockholders’ Equity
Common stock	67	67
Additional paid-in-capital	157,854	157,631
Accumulated deficit	(124,659)	(115,736)
Total Stockholders’ Equity	33,262	41,962
Total Liabilities and Stockholders’ Equity	$74,767	$82,322

Summary Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2015	2014
Net Cash Used in Operating Activities	$(3,891)	$(4,222)
Net Cash Used in Investing Activities	(1,657)	(2,557)
Net Cash Used in Financing Activities	(212)	(197)
Net Decrease in Cash and Cash Equivalents	$(5,760)	$(6,976)

Operating Outlook and Guidance

●	Revenues for the second quarter 2015 are expected to range between $7.2 million to $7.5 million for the Fixed Wireless segment.

●	Revenues for the second quarter 2015 are expected to range between $0.8 million to $1.0 million for the Shared Wireless Infrastructure segment.

●	Adjusted EBITDA, on a segment basis, for the second quarter 2015 is expected to range between profitability of $2.8 million to $3.1 million for the Fixed Wireless segment.

Non-GAAP Measures and Reconciliations to GAAP Measures

We use certain Non-GAAP measures to monitor the Company's business performance and that of our segments. These Non-GAAP measures are not recognized under generally accepted accounting principles ("GAAP"). Accordingly, investors are cautioned about using or relying on these measures as alternatives to recognized GAAP measures. Our methods of calculating these measures may not be comparable to similar measures presented by other companies.

A definition of the Non-GAAP measures that we employ, and how we use them to monitor business performance, are as follows:

“Adjusted EBITDA” represents net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, deferred rent expense, other non-operating income or expenses, as well as gain or loss on (i) nonmonetary transactions, and (ii) business acquisitions.

“ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period. We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.

“ARPU of new customers” is calculated in the same manner but only includes new customers who entered into contracts during the indicated period.

“Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth.

“Corporate” includes corporate overhead and centralized activities which support our overall operations.

“EBITDA” represents net income (loss) before interest, income taxes, depreciation and amortization.

“Net Cash Flows” represents Adjusted EBITDA less capital expenditures.

A reconciliation of non-GAAP measures to GAAP financial measures is as follows (amounts in thousands):

I. Adjusted EBITDA to Net Loss

	Three Months Ended March 31,
	2015	2014
Adjusted EBITDA	$(3,275)	$(2,321)
Depreciation and amortization	(3,380)	(3,695)
Stock-based compensation	(211)	(292)
Loss on nonmonetary transactions	(66)	(68)
Non-recurring expenses	(236)	-
Deferred rent	(91)	(71)
Operating Income (Loss)	$(7,259)	$(6,447)
Interest expense, net	(1,664)	(63)
Net loss	$(8,923)	$(6,510)

II. Net Cash Flow to Net Cash Used in Operating Activities

	Three Months Ended March 31,
	2015	2014
Net cash flow	$(4,949)	$(4,858)
Capital expenditures	1,674	2,537
Non-recurring expenses	(236)	-
Changes in operating assets and liabilities, net	761	(1,780)
Other, net	(1,141)	(121)
Net cash used in operating activities	$(3,891)	$(4,222)

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on May 11, 2015 at 5:00 p.m. ET to review our financial results and provide an update on current business developments. Interested parties may participate in the conference by dialing 877-755-7423 or 678-894-3069 (for international callers). A telephonic replay of the conference may be accessed approximately two hours after the call through May 18, 2015 at 11:59 p.m. ET by dialing 855-859-2056 or 404-537-3406 (for international callers) using pass code 31087467.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/events.cfm.

About Towerstream Corporation

Towerstream Corporation (Nasdaq:TWER) is a leading Fixed Wireless Fiber Alternative company delivering high-speed Internet access to businesses. To date the company offers its broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area. In 2014, Towerstream launched its On-Net fixed wireless service offering building owners and property managers a redundant and reliable dense urban network that directly connects with Towerstream’s fiber backbone. On-Net building tenants have access to 100 Mbps of dedicated, symmetrical Internet connectivity, with a premier SLA, for an industry-leading price of $699/month. For more information on Towerstream services, please visit www.towerstream.com and/or follow us @Towerstream.

The Towerstream Corporation logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=6570

About HetNets Tower Corporation

HetNets Tower Corporation ("HetNets") was formed in January 2013 as a wholly owned subsidiary of Towerstream Corporation (Nasdaq:TWER), and offers a neutral host, shared wireless infrastructure solution, either independently or as a turnkey service. Its wireless communications infrastructure is available to wireless carriers, cable and Internet companies in major urban markets where the explosion in mobile data is creating significant demand for additional capacity and coverage. HetNets offers a carrier-class Wi-Fi network for Internet access and the offloading of mobile data. Its street level rooftop locations are ideal for the installation of customer owned small cells including DAS, Metro and Pico cells. Other solutions provided by HetNets include backhaul, power, and related small cell requirements. More information is available at http://www.hetnets.com.

Safe Harbor

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission, including, without limitation, risk related to our ability to deploy and expand small cell rooftop tower locations in the New York City and other key markets. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Monica Gould

The Blueshirt Group

212-871-3927

monica@blueshirtgroup.com

MEDIA CONTACT:

Todd Barrish

Indicate Media
917-861-0089

todd@indicatemedia.com